Exhibit 99.1
FACT SHEET
Bain Capital Acquisition of 3Com
Summary
On September 28, leading private equity firm Bain Capital announced that it has entered into an agreement to purchase 3Com Corporation. The contemplated transaction would involve a limited financial stake for 3Com’s largest customer, Huawei Technologies Co. Ltd. U.S. persons and a U.S. company will be in complete control of 3Com. Huawei will have no operational control over 3Com and no ability to make decisions for it.
Bain Capital has agreed to subject the transaction to review by the U.S. Committee on Foreign Investment in the United States (CFIUS). Bain Capital is committed to working with U.S. officials to satisfy them that the transaction presents no risks to U.S. national security.
No Threat to National Security
Huawei will not have any access to sensitive U.S.-origin technology or U.S. Government sales as a result of this transaction. All of 3Com’s sales to the U.S. Government are made through resellers or integrators; 3Com does not contract with the Government directly. All of 3Com’s sales are of commercial-grade products. All are widely available, off-the-shelf products. There are no products specially designed for the U.S. Government. There are no classified contracts or facility clearances. 3Com focuses on small to medium enterprise customers.
3Com maintains effective internal IP control and export compliance programs to prevent unauthorized transfers of controlled technology. 3Com’s commitment to these controls runs from the chief executive and throughout the company. It has a seasoned team of global compliance experts. 3Com maintains multiple screening processes for customers, products and data transfers, including an automated screening program integrated with its order management system. Its products and technology are classified and tracked consistent with applicable laws and regulations. It conducts regular training and auditing to ensure security. Bain Capital is committed to maintaining these strong compliance and security programs.
CFIUS Review
On October 4, Bain Capital announced its intention to voluntarily submit a notice regarding this transaction to the CFIUS process. Bain Capital is confident CFIUS will conclude that the company remains firmly in the control of an American firm, has only a small minority foreign shareholder, and that the transaction presents no risk to national security.
The Proposed Acquisition
The transaction includes the following main elements: A new company controlled by Bain Capital has agreed to purchase 3Com Corporation for $2.2 billion. Bain Capital will control 83.5 percent of the voting shares. Bain Capital will appoint 8 of 11 board members. Huawei will acquire a minority interest of 16.5 percent. Huawei will appoint 3 of 11 board members. Huawei can increase its equity by up to 5 percent (but no more), based on certain performance criteria, but cannot gain additional seats on the board or gain any measure of additional operational control.
A driving force behind the transaction is that 3Com’s future success is highly dependent on its Chinese business unit, and the company’s commercial relationship with Huawei is important to 3Com’s growth and operations in China and other emerging markets. The proposed transaction will continue the relationship between Huawei and 3Com, except that Huawei will have a minority interest in 3Com rather than a large or controlling interest in H3C (as it did in the past through the joint venture (discussed below)). Huawei and 3Com will amend and extend existing commercial agreements that otherwise would expire in 2008. These new agreements are expected to result in significant growth for 3Com in markets where Huawei has a strong presence.
U.S. Control of 3Com
As 83.5 percent owner, Bain Capital will be firmly in control of 3Com. All Bain Capital private equity investments are controlled by 14 individuals, and all 14 are U.S. citizens. Bain Capital will be able to make all operational decisions for the company, to set budgets, to spend money, to make investments, and to hire and fire personnel. Huawei will not have any control over the operation of the business.
A proxy statement from 3Com will shortly be submitted to the Securities and Exchange Commission and will then be available for public inspection.
The Parties
Bain Capital is a global private investment firm with more than $50 billion in assets under management. Founded in 1984 in Boston, Bain Capital was an early pioneer in private equity. The firm distinguishes itself by having a deep team of investment professionals, most with consulting or business operating experience, who take an intensive, analytical approach to the investment process and to working with the management of the companies it acquires. The firm has completed over 300 investments across a broad range of industries.

3Com is a public company with headquarters in Marlborough, Massachusetts, and global operations. 3Com has three separate business units:
•	H3C, which sells network infrastructure products (such as routers and switches) and emerging technologies; its products are sourced from third-party contract manufacturers and are primarily sold through resellers;

•	DVBU, which sells network infrastructure products (such as routers and switches) VOIP, and wireless LAN; this unit has no manufacturing capacity but instead sources its products from others (a significant portion of products are sourced from H3C, with the rest sourced from contract manufacturers in Asia); its products are sold through resellers and systems integrators; and

•	TippingPoint, which sells network security systems that customers use to protect information technology networks from intrusion; its products are primarily sold through resellers and are sourced from contract manufacturers. TippingPoint is a stand alone business unit, and Huawei will have no involvement in its operation, or access to its technology.
3Com had $1.3 billion in revenue for 2007, with 50 percent of this revenue and all of its profits derived from its China-based business unit (H3C). 3Com has over 6,000 employees worldwide, with close to 75 percent in China and 10 percent in the United States.
Huawei is a large, private China-based technology company owned by its employees. It is China’s largest manufacturer of telecommunications equipment. Founded in 1988 and based in Shenzhen, China, it employs some 62,000 people and had worldwide sales of $8.5 billion in 2006.
Pre-existing 3Com-Huawei Commercial Relationship
Huawei is one of the largest customers of 3Com’s Chinese business unit, H3C. The two companies entered into a joint venture that became H3C in November 2003. At that time, 3Com owned 49 percent of the joint venture and Huawei owned 51 percent. 3Com contributed financing and Japanese and Chinese operations to the joint venture; Huawei contributed technology, products, and employees. In February 2006, 3Com acquired an additional 2 percent of the joint venture from Huawei, resulting in 3Com owning 51 percent of it and Huawei holding 49 percent. In March 2007, 3Com acquired Huawei’s remaining 49 percent stake of the joint venture. Although Huawei no longer has an ownership interest in H3C, it remains 3Com’s largest customer and reseller for H3C products (accounting for nearly one-third of H3C sales).

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